Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of July 17, 2006 (the “Effective Date”), between INFOLOGIX INC., a Delaware corporation (the “Company”), and RICK HODGE (“Employee”).

BACKGROUND

WHEREAS the Company provides enterprise mobile wireless solutions and support to the healthcare, pharmaceutical, retail, transportation, travel and entertainment, supply chain/logistics, manufacturing and financial markets, which solutions include, without limitation, the design, development and manufacture of products, RFID and other software and proprietary systems, and systems integration services (the “Business”); and

WHEREAS the Company desires to employ Employee, and Employee desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.                  CAPACITY AND DUTIES

1.1          Employment: Acceptance of Employment. The Company employs Employee and Employee accepts employment by the Company for the period and upon the terms and conditions set forth below.

1.2          Capacity and Duties.

(a)           Employee shall be employed by the Company generally as its Executive Vice President-Healthcare and, subject to the supervision of the Chief Executive Officer, shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer. Employee shall report directly to the Chief Executive Officer and shall perform his duties for the Company principally from the Company’s headquarters, except for periodic travel that may be necessary or appropriate in connection with the performance of Employee’s duties set forth in this Agreement.

(b)           Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties set forth in this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below) and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Company and its affiliates without the prior written consent of the Board, which consent may be granted or withheld in its sole discretion; provided, however, that Employee may devote a reasonable amount of time to civic, community or charitable activities and, with the prior written approval of the Board, serve as a director of other corporations. For purposes of this Agreement, “affiliate” means any person or entity which is a subsidiary of, controlling or controlled by or under common control with the Company.

SECTION 2.                  TERM OF EMPLOYMENT

2.1          Term. The term (the “Term”) of Employee’s employment with the Company shall commence on the Effective Date and continue until December 31, 2008, unless earlier terminated as provided below.

SECTION 3.                  COMPENSATION

3.1          Basic Compensation.

As compensation for Employee’s services, the Company shall pay to Employee a salary at the annual rate of $295,000 (the “Base Salary”) (prorated on the basis of the actual days of employment) payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time or at such higher annual rate as the Board shall from time to time determine in its sole discretion.

3.2          Incentive Compensation; Stock Options. During the Term, the Employee shall be entitled participate in the Incentive Compensation Plan set forth on Exhibit A. The Employee will also be granted options to purchase 675,000 shares of Common Stock (post a contemplated 1:25,000 stock split by the Company) at an exercise price of $2.00 per share.

3.3          Employee Benefits. In addition to the compensation provided for in Sections 3.1 and 3.2, Employee and his dependents shall be entitled during the Term of his employment to participate in the Company’s medical, dental, life insurance and disability insurance plans and 401(k) plan and such other of the Company’s employee benefit plans and benefit programs as may from time to time be provided for other employees of the Company whose duties, responsibilities, and compensation are reasonably comparable to those of Employee, and shall be consistent with the benefits presently provided by the Company to the Employee. During the Term of Employee’s Employment, the Company shall procure and pay for a long-term disability insurance policy for Employee with coverage in an amount equal to 60% of Employee’s Base Salary and a waiting period for disbursement of benefits not to exceed 90 days.

3.4          Vacation. Employee shall be entitled to a vacation of four weeks during each calendar year during the Term of his employment, during which time his compensation shall be paid in full.

3.5          Expense Reimbursement. During the Term of Employee’s employment, the Company shall reimburse Employee for all reasonable travel and entertainment expenses incurred by him in connection with the performance of his duties in accordance with the Company’s policies and procedures as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

3.6           Automobile. During the Term of Employee’s employment, the Company shall provide Employee with a monthly automobile allowance of $1,500 and shall reimburse him for all expenses reasonably incurred by him for the mileage, of such automobile when used in connection with the performance of his duties in accordance with the Company’s regular reimbursement policies as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

3.7           Other Perquisites. During the Term of Employee’s employment, the Company shall reimburse Employee for all cell phone charges incurred by him in connection with the performance of his duties in accordance with the Company’s regular reimbursement policies as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require. The Company shall assign the current “key man” life insurance policy maintained by the Company on the life of the Employee to a beneficiary designated by Employee, and the Company shall, and shall continue to pay, the premiums necessary to maintain such life insurance policy.

SECTION 4.                  TERMINATION OF EMPLOYMENT

4.1          Death of Employee. Employee’s employment with the Company shall immediately terminate upon his death, upon which the Company shall not thereafter be obligated to make any further payments other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued as of the date of Employee’s death.

4.2          Disability of Employee. If Employee, in the reasonable opinion of a physician selected by the Company the Board is or has been substantially unable, due to his physical, mental or emotional illness or condition, to substantially perform his duties for a period of 16 consecutive weeks in any consecutive 18 month period or is deemed disabled under the Company’s disability insurance policy then in effect, then the Company shall have the right to terminate Employee’s employment upon 30 days’ prior written notice to Employee at any time during the continuation of such inability, in which event the Company shall pay to Employee the amounts specified in Section 4.4 below.

4.3          Termination for Cause. Employee’s employment with the Company shall terminate immediately upon notice that the Company is terminating Employee for “cause” (as defined in this Agreement), in which event the Company shall not be obligated to make any further payments to Employee other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination and all amounts due pursuant to Section 4.5 hereof. As used herein, “cause” shall mean the following:

(i)                      Commission of any act of fraud or misappropriation;

(ii)                     Violation of any lawful express direction of the Company or any violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees and/or its Business, if such violation is not remedied (if capable of remedy) by the Employee within thirty (30) days of receiving notice of such violation from the Company;

(iii)                     Material violation of any obligation of this Agreement that is demonstrably willful and deliberate on the Employee’s part and is not remedied (if capable of remedy) by the Employee within 15 days after receiving notice of such violation from the Company;

(iv)                     Disclosure or use of Confidential Information, as defined in Section 5.1, other than as required in the performance of the Employee’s duties under this Agreement;

(v)                     Indictment (or state law equivalent) or conviction of a crime constituting a felony or any other crime involving moral turpitude; and

(vi)                     The Employee’s use of alcohol or any unlawful controlled substance to an extent that it interferes materially with the performance of the Employee’s duties under this Agreement.

4.4          Termination without Cause. The Board in its sole discretion may terminate Employee’s employment with the Company upon 30 days’ prior written notice to Employee at any time.

4.5          Severance Pay. (A) In the event that Employee is terminated without cause or by reason of disability, and provided the Employee signs a full release agreement in favor of the Company, Employee shall be entitled to receive, (i) prior to the first anniversary of the Effective Date, for a period of eighteen months following such termination, severance pay in an amount equal to Employee’s Base Salary plus all earned and unpaid commissions and bonuses; and (ii) after the first anniversary of the Effective Date, for a period of one year following such termination, severance pay in an amount equal to Employee’s Base Salary plus all earned and unpaid commissions and bonuses; and, (B) in the event that Employee is terminated for “cause” (as defined in Section 4.3 hereof), and provided Employee signs a full release in favor of the Company, Employee shall be entitled to receive, for a period of six months following such termination, severance pay in an amount equal to Employee’s Base Salary, plus all earned unpaid commissions and bonuses. In addition, the Company shall continue to provide Employee’s medical and dental coverage then in effect for Employee until the earlier of (i) one year following his termination date or (ii) upon receipt by Employee of comparable benefits from an employer or other source.

SECTION 5.                 RESTRICTIVE COVENANTS

5.1          Confidentiality.

(a)           Employee shall not, either during or after his employment with the Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any trade secrets, confidential or proprietary information of the Company other than as required by law or in the ordinary course of the Company business (including, without limitation, any such information concerning customers, vendors, services, products, processes, pricing policies, business plans or records, any technical or financial information or data, or any information relating to the history or prospects of the Company or any of its stockholders). “Confidential” information includes, without limitation, all proprietary information, technical data, trade secrets or know-how of the Company, including, but not limited to research, product plans, customer lists developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or Employee’s observation of parts or equipment, unpublished information and all information and data which is not generally known by the industry.

(b)           Employee shall not, either during or after his employment with the Company, directly or indirectly copy, reproduce or remove from the Company’s premises, except in the ordinary course of Company business, trade secrets, confidential or proprietary information of the Company (in any medium) or any Company documents, files or records (including without limitation any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists). All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Employee in the course of his employment with the Company are and shall remain the sole property of the Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason.

5.2          Inventions and Improvements. Any and all writings, inventions, improvements, processes, procedures, ideas and/or techniques which the Employee may have made, conceived, discovered or developed, or which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of his employment with the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which (i) related or relate to or are useful in connection with any Business previously, now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, (ii) resulted or result from any work performed by the Employee for the Company or any of its clients; or (iii) resulted or result from the use of the premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (collectively, the “Work Product”), the Employee hereby agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, the Employee hereby expressly assigns to the Company all of his right, title, and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret, and all other proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of the Employee. The

Employee agrees that he shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Alliance shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques. In the event that the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright, or other analogous protection relating to Work Product, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Alliance and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by the Employee.

5.3          Noncompetition and Nonsolicitation. During the Term of Employee’s employment and for one year after any termination of employment for any reason, the Employee shall not, for his own benefit or the benefit of any other person or entity, directly or indirectly, in any capacity (as an employee, officer, director, shareholder, partner, agent, principal, independent contractor, owner or otherwise) (i) engage in or be financially interested in any business operation in the United States which engages in whole or in part (A) in the Business or (B) in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment which at any time during the Term of such employment or the immediately preceding twelve month period has been manufactured, sold or distributed by the Company or any product or equipment which the Company was developing during such period for future manufacture, sale or distribution or the provision of any service substantially similar to or in competition with any service offered by the Company at any time during the twelve month period or which the Company was developing during such period; (ii) solicit, or attempt to solicit any customer of the Company; (iii) solicit, or contact with a view to the engagement or employment by, any person or entity of any person who is an employee of the Company; (iv) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (v) engage in or participate in any effort or act to induce any of the customers, associates, consultants or employees of the Company or any of its affiliates to take any action which might be disadvantageous to the Company or any of its affiliates; except that nothing in this Agreement shall prohibit Employee and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of the Employee’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Employee is in violation of the provisions contained in this Agreement.

5.4          Injunctive and Other Relief.

(a)           Employee acknowledges that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Employee of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Employee. Nothing contained in this Agreement shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Employee of any of his obligations under this Agreement.

(b)           Notwithstanding the equitable relief available to the Company, the Employee, in the event of a breach of his covenants contained in Section 5, understands that the uncertainties and delays inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Employee as a result of said breach. If Employee should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Employee or any such other person or entity.

(c)           Employee agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Employee agrees and submits to the reduction of either said territorial or time limitation to such an area or period as said court shall deem reasonable.

SECTION 6.                  MISCELLANEOUS

6.1          Arbitration.

(a)           All disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Montgomery County, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association; but nothing in this Agreement shall preclude the Company from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Employee of Section 5. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b)           Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)            The arbitrator shall be required to apply the contractual provisions in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

6.2          Prior Employment. Employee represents and warrants that he is not a party to any other employment, noncompetition or other agreement or restriction which could interfere with his employment with the Company or his or the Company’s rights and obligations; and that his acceptance of employment with the Company and the performance of his duties will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

6.3          Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement. If any provision of this Agreement is determined to be invalid or unenforce-able by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.4          Assignment. This Agreement shall not be assignable by Employee, and shall be assignable by the Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth in this Agreement shall inure to the benefit of, and be binding upon, the parties and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.5          Notices. All notices shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; but nothing in this Agreement shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)                                 If to the Company:

101 E. County Line

Suite 210

Hatboro, PA 19040

Tel: (215) 604-0691

Fax: (215) 604-0695

Attention: General Counsel

(b)                                If to Employee:

Rick Hodge

64 Bittersweet Drive

Doylestown, PA 18901

Tel: (215) 499-0708

Fax: (267) 880-2352

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Tel: (215) 988-2700

Fax: (215) 988-2757

Attention: Stephen T. Burdumy, Esq.

6.6                              Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated in this Agreement and supersedes all prior agreements and understandings with respect to those matters. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.7                               Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

6.8                               Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9          Further Assurances. Each of the parties shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.10        Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

6.11        Survival. The terms and conditions contained in Section 5 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFOLOGIX INC.

By:	/s/ David Gulian
David Gulian

EMPLOYEE

By:	/s/ Rick Hodge
Rick Hodge

EXHIBIT A

INCENTIVE COMPENSATION

The Employee shall be entitled to the following incentive compensation:

Fiscal Year Ending December 31, 2006

•                  The Employee shall be paid a bonus of $80,000 upon consummation of merger of the Company with a public shell company.

•                  Minimum Performance bonus of $120,000 based upon achieving Revenue and EBITDA targets set by the Board of Directors. Minimum Performance bonus will be pro rated and paid monthly throughout the year. Other incentive compensation may be available at the discretion of the Board of Directors or the Compensation Committee of the Board of Directors in excess of the $120,000 referenced above, and such additional amount will be paid to Employee after the close of the Company’s fiscal year and sign off by the Company’s auditors.

Fiscal Year Ending December 21, 2007

•                  Minimum Performance bonus of $120,000 based upon achieving Revenue and EBITDA targets and such other parameters as set by the Board of Directors or the Compensation Committee of the Board of Directors for 2007. Minimum Performance bonus will be pro rated and paid monthly throughout the year. Other incentive compensation may be available at the discretion of the Board of Directors or the Compensation Committee of the Board of Directors in excess of the $120,000 referenced above, and such additional amount will be paid to Employee after the close of the Company’s fiscal year and sign off by the Company’s auditors.

Fiscal Year Ending December 31, 2008

•                  Compensation to be set by the Board of Directors or the Compensation Committee of the Board of Directors; provided that the total compensation opportunity available to the Employee will be no less than that paid to Employee by the Company in 2007.